EXHIBIT 10.2
PRIDE INTERNATIONAL, INC.
CHANGE IN CONTROL/NON-COMPETITION/
CONFIDENTIALITY AGREEMENT
LEONARD E. TRAVIS

CHANGE IN CONTROL/NON-COMPETITION/CONFIDENTIALITY AGREEMENT

DATE:	The date of execution set forth below.

COMPANY/EMPLOYER:	Pride International, Inc.,
a Delaware corporation
5847 San Felipe, Suite 3300
Houston, Texas 77057

EMPLOYEE:	Leonard E. Travis
3388 Sage Road
Unit 2301 West
Houston, Texas 77056
          This Change in Control/Non-Competition/Confidentiality Agreement by and between Pride International, Inc. (the “Company” and as further defined below) and Leonard E. Travis (“Employee”), effective as of December 18, 2006 (the “Agreement”), is made on the terms as herein provided.
PREAMBLE
          WHEREAS, the Company wishes to attract and retain well-qualified employees and key personnel and to assure itself of the continuity of its management;
          WHEREAS, the Company recognizes that Employee will serve as a valuable resource of the Company, however, this Agreement is no assurance of continued employment;
          WHEREAS, the Company desires to obtain assurances that Employee will devote his best efforts to his employment with the Company and will not enter into competition with the Company in its business as now conducted and to be conducted, or solicit customers or other employees of the Company to terminate their relationships with the Company;
          WHEREAS, Employee will serve as a key employee of the Company, and he acknowledges that his talents and services to the Company are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company;
          WHEREAS, the Company is concerned that in the event of a possible or threatened Change in Control (as defined below) of the Company, Employee may feel insecure, and therefore the Company desires to provide security to Employee in the event of a Change in Control;
          WHEREAS, the Company further desires to assure Employee that if a possible or threatened Change in Control should arise and Employee should be involved in deliberations or negotiations in connection therewith, Employee would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of the Company and to this end desires to protect Employee from any direct or implied threat to his financial well-being by a Change in Control;
          WHEREAS, Employee is willing to continue to serve the Company but desires assurances that in the event of such a Change in Control he will have fair and reasonable severance protection;
          WHEREAS, different factors impact the Company and Employee under circumstances of regular employment between the Company and Employee when there is no threat of Change in Control and/or none has occurred, as opposed to circumstances under which a Change in Control is rumored, threatened, occurring or has occurred. For this reason, the Agreement deals with circumstances whereby a Change in Control is threatened, occurring or has occurred; and
          WHEREAS, Employee is willing to enter into and carry out the non-competition and confidentiality obligations and covenants set forth herein in consideration of the Agreement.
AGREEMENT
          NOW, THEREFORE, Employee and the Company (together the “Parties”) agree as follows:
I.	PRIOR AGREEMENTS/CONTRACTS
1.01	PRIOR AGREEMENTS. Employee represents and warrants to the Company that (i) he has no continuing non-competition agreements with any prior employers that have not been disclosed in writing to the Company and (ii) neither the execution of the Agreement by Employee or the performance by Employee of his obligations under the Agreement will result in a violation or breach of, or constitute a default under the provisions of any contract, agreement or other instrument to which Employee is or was a party.
II.	DEFINITION OF TERMS

Words used in the Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.
2.01	BASE SALARY. The term “Base Salary” shall mean, on the date of determination, twelve (12) times the then current monthly salary in effect for Employee (but not less than the highest annual base salary paid to Employee during any of the three (3) years immediately preceding the date of his termination from employment with the Company).

2.02	CAUSE. The term “Cause” shall mean (i) Employee’s failure to perform his duties and responsibilities with the Company (other than any failure due to physical or mental incapacity) after a demand for performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not performed his duties, (ii) misconduct which causes material injury, monetary or otherwise, to the Company or its affiliates, (iii) violation of any Company policy applicable at the time of the events, acts or omissions at issue, or (iv) intentional action which Employee knows would not comply with the laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company, and/or any of its subsidiaries or affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes.

2.03	CHANGE IN CONTROL. The term “Change in Control” of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
a.	there occurs a change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8(k) promulgated under the Securities Exchange Act of 1934 as in effect on the date of the Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

b.	any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

c.	the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election;

d.	the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation;

e.	the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person; or

f.	a Limited Change in Control (as hereinafter defined) shall have occurred.
2.04	COMPANY. The term “Company” means Pride International, Inc., a Delaware corporation, as the same presently exists, as well as any and all successors,

regardless of the nature of the entity or the state or nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Agreement, Company includes all subsidiaries and affiliates of the Company to the extent such subsidiary and/or affiliate is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.05	CUSTOMER. The term “Customer” includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

2.06	EMPLOYMENT DATE. The Employee’s initial date of active employment, which shall be December 18, 2006.

2.07	LIMITED CHANGE IN CONTROL. The term “Limited Change in Control” of the Company shall mean, and shall be deemed to have occurred on, the date the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby at least fifty percent (50%) but not more than eighty percent (80%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company immediately prior to such merger or consolidation.

2.08	TARGET BONUS. The term “Target Bonus” shall mean Employee’s target bonus under the Company’s annual bonus plan for the fiscal year in which Termination occurs or, if the Company has not specified a target bonus for such year, fifty percent (50%) of the maximum percentage of Employee’s Base Salary Employee may be entitled to under the Company’s annual bonus plan in such year.

2.09	TERMINATION. The term “Termination” shall mean a termination of Employee’s employment with the Company for any reason other than Cause or Voluntary Resignation which takes place (i) within two (2) years following the date of a Change in Control which occurs for any reason other than a Limited Change in Control or (ii) within one (1) year following the date of a Limited Change in Control.

2.10	VOLUNTARY RESIGNATION. The term “Voluntary Resignation” means termination of employment with the Company by Employee for any reason other than one or more of the following events:
a.	Employee’s resignation or retirement is requested by the Company other than for Cause;

b.	Any reduction in Employee’s Base Salary from that in effect immediately prior to the Change in Control;

c.	A significant and material diminution in Employee’s duties and responsibilities occurring after a Change in Control which would degrade, embarrass or otherwise make it unreasonable for Employee to remain in the employment of the Company; or

d.	Any requirement following the Change in Control that Employee relocate more than 50 miles from downtown Houston, Texas.
III.	CHANGE IN CONTROL
3.01	CHANGE IN CONTROL TERMINATION PAYMENTS AND BENEFITS. In the event of Employee’s Termination, the Company shall, in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”), pay or provide to Employee the payments and benefits specified in this Section 3.01 within thirty (30) days following the Effective Waiver Date (as defined below), subject to the provisions of Section 5.04 and provided that the payments will be made as soon as reasonably practical to his Executor, Administrator or Estate in the event of Employee’s death. The date that is seven days after Employee’s execution of the Waiver and Release shall be the “Effective Waiver Date.”
a.	An amount equal to two (2) times the sum of (i) his Base Salary and (ii) his Target Bonus.

b.	An amount equal to a prorated portion of the Target Bonus based on the number of full months of employment completed within the year of Termination.

c.	The Company shall provide to Employee, Employee’s spouse and Employee’s eligible dependents for a period of two (2) full years following the date of Employee’s Termination, life, health, accident and disability insurance coverages which are not less than the highest benefits furnished during the term of the Agreement at a cost to the Employee as if he had remained a full time employee. If Employee dies during such term, health insurance coverage will be provided to Employee’s spouse and eligible dependents until the date that is two (2) years after the date of Employee’s Termination.

d.	The Company’s obligation under this Section to continue to pay or provide health care, life, accident and disability insurance to Employee, Employee’s spouse and Employee’s dependents shall be reduced when and to the extent any such benefits are paid or provided to Employee by another employer; provided, however, that Employee shall have all rights, if any, afforded to retirees to convert group life insurance coverage to the individual life insurance coverage as to the extent of, and whenever his group life insurance coverage under this Section is reduced or expires.

Apart from this subparagraph, Employee shall have and be subject to no obligation to mitigate.

e.	The Company shall deduct applicable withholding taxes in performing its obligations under this Section.
A sample form of Release is attached as Exhibit A. Employee acknowledges that the Company retains the right to modify the required form of the Release as the Company deems necessary in order to effectuate a full and complete release of claims against the Company, its affiliates, officers and directors and to delay payment until timely execution of the Release without revocation.

Nothing in this Section is intended, nor shall be deemed or interpreted, to be an amendment to any compensation, benefit or other plan of the Company. To the extent the Company’s performance under this Section includes the performance of the Company’s obligations to Employee under any other plan or under another agreement between the Company and Employee, the rights of Employee under such other plan or other agreement, which are discharged under the Agreement, are discharged, surrendered, or released pro tanto.
3.02	This Agreement is no guarantee of continued employment and Employee remains an “at will” employee hereunder.
IV.	NON COMPETITION AND PROTECTION OF CONFIDENTIAL INFORMATION
4.01	CONSIDERATION. Company promises to provide Employee with the Company’s trade secrets and other confidential information, along with personal contacts, that are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present Customers and protecting the business of the Company.
a.	Employee, therefore, agrees that in exchange for the Company’s promise to provide trade secrets and other confidential information, Employee agrees to the non-competition and confidentiality obligations and covenants outlined in this Article IV and that absent his agreement to these obligations and covenants, the Company will not now provide and will not continue to provide him with trade secrets and other confidential information.

b.	In addition to the consideration described in Section 4.01(a), the parties agree that (i) fifteen percent (15%) of Employee’s base salary and bonus, if any, paid and to be paid to Employee and (ii) one hundred percent (100%) of the payments and benefits, including Employee’s right to receive the same, under Section 3.01 shall constitute additional consideration for the non-competition and confidentiality agreements set forth herein.

4.02	NON-COMPETITION. In exchange for the consideration described above in Section 4.01, Employee agrees that during his employment with the Company and for a period of one (1) year after he is no longer employed by the Company (unless he has a right to payments and benefits under Article III as a result of a Termination, in which event there will be no covenant not to compete and the noncompete covenants and obligations herein will terminate on the date of termination of Employee), Employee will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:
a.	work for, become an employee of, invest in, provide consulting services to or in any way engage in any business which (i) is primarily engaged in the drilling and workover of oil and gas wells within the geographical area described below and (ii) actually competes with the Company; or

b.	provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which Employee had direct or indirect supervision or control, within two (2) years preceding Employee’s termination of employment, to or from any person, firm or entity which was a Customer for such products or services of the Company during the two (2) year preceding such termination from whom the Company had solicited business during such two (2) years; or

c.	solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

d.	directly or indirectly (i) influence the employment of, or engagement in any contract for services or work to be performed by, or (ii) otherwise use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within one (1) year after the date of termination of employment of Employee with the Company or within one (1) year after such officer, director, employee or individual terminated employment with the Company, whichever period expires earlier.
The geographical area within which the non-competition obligations and covenants of the Agreement shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition obligations and covenants of the Agreement, has an office, a rig yard, a rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.
4.03	CONFIDENTIALITY/PROTECTION OF INFORMATION. Employee acknowledges that his employment with the Company will, of necessity, provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Employee will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Employee may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of Employee’s duties as an employee of the Company, and Employee may not make any use of any information of the Company after he is no longer an employee of the Company. Employee agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding Customers, Customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of the Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Employee further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by Employee, which contain any information relating to the Company’s business, and Employee agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, nothing in the Agreement shall prevent Employee from complying with applicable federal and/or state laws.

4.04	COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is expressly agreed that:
a.	the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Article

IV are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

b.	the consideration provided by the Company under this Agreement is not illusory;

c.	the consideration given by the Company under this Agreement, including, without limitation, the provision and continued provision by the Company of trade secrets and other confidential information to Employee, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the unfair competition prohibited by Section 4.02 and Employee’s promise not to engage in the unfair competition prohibited by Section 4.02 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not use or disclose confidential information or trade secrets; and

d.	the injury suffered by the Company by a violation of any obligation or covenant in this Article IV of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Article IV of the Agreement, accordingly:
(i)	the Company shall be entitled to injunctive relief without the posting of a bond or other security to prevent violations thereof and to prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)	compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to Employee, subject to the other provisions hereof.
4.05	TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY/PROTECTION OF INFORMATION PROVISIONS. If Employee is terminated after a Change in Control with the right to payments and benefits under Article III, there will be no withholding of benefits or payments due to a violation of the non-competition obligations hereof and Employee will not be bound by the non-competition provisions hereof.

4.06	REFORMATION OF SCOPE. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether Employee violated such obligation and covenant will be based solely on the limitation as reformed.

4.07	RETURN OF CONSIDERATION. Employee specifically recognizes and affirms that the non-competition obligations set out in Section 4.02 are material and important terms of this Agreement, and Employee further agrees that should all or any part of the non-competition obligations described in Section 4.02 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between Employee and the Company, the Company shall be entitled to the immediate return and receipt from Employee of all consideration described in Section 4.01(b), including interest on all amounts paid to Employee under Section 4.01(b) at the maximum lawful rate.
V.	GENERAL
5.01	INDEMNIFICATION. If Employee shall obtain a final judgment in Employee’s favor with respect to any litigation brought by Employee or the Company to enforce or interpret any provision of the Agreement, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Employee for his reasonable attorney’s fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements up to a maximum of one hundred fifty thousand dollars ($150,000) in connection with such litigation.

5.02	INCOME, EXCISE OR OTHER TAX LIABILITY. Employee will be liable for and will pay all income tax liability by virtue of any payments made to Employee under the Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the “golden parachute” or excess payment provisions of the Internal Revenue Code of the United States, which would cause additional tax liability to be imposed. Notwithstanding any contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under the Agreement, either alone or together with other payments and benefits which Employee receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce Employee’s payments and benefits payable under the Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Employee under the Agreement, plus (ii) all other payments and benefits which Employee receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the

Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

5.03	PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Employee occurs within two (2) years after a Change in Control (other than a Limited Change in Control) or within one (1) year after a Limited Change in Control, the Company shall not have the right to suspend or withhold payments to Employee due to an assertion that the termination was for Cause until or unless a final judgment is entered upholding the Company’s determination that the termination was for Cause, in which event Employee will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under Article 5069-1.05 V.A.T.S.

5.04	SECTION 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury authorities (“Section 409A”):
a.	If Employee is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 5.04, any payments payable as a result of Employee’s Termination (other than death or Disability) shall not be payable before the earlier of (i) the date that is six months after Employee’s Termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 5.04(a) shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s Termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A. Employee shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Employee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.

b.	If any provision of the Agreement would result in the imposition of an applicable tax under Section 409A, Employee and the Company agree that such provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights or benefits hereunder.
5.05	NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Employee’s participation in other benefits available to Employee or personnel of the Company generally, or to preclude or limit other compensation or benefits as may be authorized by the Board at any time, or to limit or reduce any compensation or benefits to which Employee would be entitled but for the Agreement.

5.06	NOTICES. Notices, requests, demands and other communications provided for by the Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Employee, at the last address he has filed, in writing, with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

5.07	NON-ALIENATION. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under the Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in the Agreement or the subject matter hereof. Upon the death of Employee, his beneficiary designated under Section 5.09 or, if none, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof, to the extent applicable.

5.08	ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties with respect of the subject matter hereof. No provision of the Agreement may be amended, waived, or discharged except by the mutual written agreement of the Parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

5.09	SUCCESSORS AND ASSIGNS. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform the Agreement. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of Employee and his legal representatives, heirs and assigns; provided, however, that in the event of Employee’s death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, if any, each such unpaid amount and distribution shall be paid in accordance with the Agreement to the person or persons designated by Employee to the Company to receive such payment or distribution and in the event Employee has made no applicable designation, to his estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of all of the parts, unless the Agreement is assigned in accordance with this Section.

5.10	GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Delaware because the Company is incorporated under the laws of said

State, the validity, interpretation and enforcement of the Agreement shall be governed by the laws of the State of Texas.

5.11	VENUE. To the extent permitted by applicable state or federal law, venue for all proceedings hereunder will be in the U.S. District Court for the Southern District of Texas, Houston Division.

5.12	HEADINGS. The headings in the Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of the Agreement.

5.13	SEVERABILITY; PARTIAL INVALIDITY. In the event that any provision, portion or section of the Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of the Agreement shall be unaffected thereby, shall remain in full force and effect and shall be binding upon the parties hereto, and the Agreement will be construed to give meaning to the remaining provisions of the Agreement in accordance with the intent of the Agreement.

5.14	COUNTERPARTS. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.

5.15	NO WAIVER. Employee’s or the Company’s failure to insist upon strict compliance with any provision of the Agreement or the failure to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Agreement.

          IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee of such Board of Directors, the Company has caused these presents to be executed in its name and on its behalf.
          EXECUTED in multiple originals and/or counterparts as of the date set forth below.

/s/ Leonard E. Travis

Leonard E. Travis

Date: December 18, 2006

ATTEST:	PRIDE INTERNATIONAL, INC.

/s/ W. Gregory Looser	By:	/s/ Louis A. Raspino

W. Gregory Looser		Louis A. Raspino
Secretary		President and Chief Executive Officer

	Date:	December 18, 2006

EXHIBIT A
Waiver And Release
          Pursuant to the terms of my Agreement with Pride International, Inc. effective ___, and in exchange for the payments and benefits as provided in Section 3.01 of the Agreement, as applicable (the “Separation Benefits”), I hereby waive all claims against and release (i) Pride International, Inc. and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)
          I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least [21/45] days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.
          In exchange for the payment to me of the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent

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that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by federal or state law from the Separation Benefits otherwise payable to me.
          Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.
          I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
          I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number: ___, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
          Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.
          I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any

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legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company’s Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

Employee’s Social Security Number

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